Nelson, Watson & Erickson, L.L.P.
                       Certified Public Accountants


John Nelson, P.S.                              Dan Watson, P.S.
Curtis Erickson, P.S.



June 15, 1998

Securities and Exchange Commission
Attn:  Richard Wulff
Washington, D.C. 20549


Re:	RMX Real Estate Investment Trust, Inc.
   	SB-2 Registration
   	Consent to inclusion in disclosure document of accountant's opinion
    File No. 333-42975


Dear Gentlemen:


As the accountants for RMX Real Estate Investment Trust, Inc., we hereby consent to use of our name in the above referenced matter and to all references to our firm included in or made a part of the Offering Circular and Disclosure Document for the sale of its Common Stock. We consent to the inclusion in and incorporation by reference in the RMX Reit, Inc., offering our audit, dated June 12, 1998, of the financial statement of RMX Reit, Inc., as of May 31, 1998.

Sincerely yours,


Original Signed
DAN WATSON, CPA
Certified Public Accountant